Exhibit 4.5

Dated [•] 2026

SCANCELL HOLDINGS PLC

WARRANT INSTRUMENT

relating to

the issue of warrants entitling the holder(s)
to subscribe for shares in the capital of
Scancell Holdings PLC

Hogan Lovells Cadwalader International LLP
Atlantic House
50 Holborn Viaduct
London, EC1A 2FG

Tel: +44 (0) 20 7296 2000
Fax: +44 (0) 20 7296 2001

TABLE OF CONTENTS

Page

1	DEFINITIONS AND INTERPRETATION	1

2	CONSTITUTION AND FORM OF WARRANTS	9

3	ISSUE OF WARRANTS AND CALCULATION OF NUMBER OF WARRANT SHARES	9

4	CERTIFICATES	10

5	TIMING FOR EXERCISE OF SUBSCRIPTION RIGHTS	10

6	EXERCISE OF SUBSCRIPTION RIGHTS	11

7	COMPLETION	13

8	TRANSFER AND CONDITIONS OF WARRANTS	14

9	MODIFICATION AND CESSATION OF RIGHTS	14

10	ADJUSTMENT OF WARRANT	15

11	INFORMATION AND RIGHTS OF WARRANTHOLDER(S)	16

12	COMPANY UNDERTAKINGS	17

13	NON-CASH EXIT EVENT	18

14	CASH SETTLEMENT EVENT	19

15	LIQUIDATION	20

16	COMPANY REPRESENTATIONS AND WARRANTIES	21

17	COMPANY REORGANISATIONS – EXCHANGE OF WARRANTS	22

18	NOTICES	23

19	COSTS AND EXPENSES	23

20	NO IMPAIRMENT	23

21	WAIVER	24

22	DAMAGES NOT AN ADEQUATE REMEDY	24

23	SEVERABILITY	24

24	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	24

-i-

25	GOVERNING LAW AND JURISDICTION	24

Schedule 1 FORM OF CERTIFICATE	25

Schedule 2 CONDITIONS	27

Schedule 3 FULLY DILUTED SHARE CAPITAL OF THE COMPANY IMMEDIATELY PRIOR TO ENTRY INTO THIS INSTRUMENT	29

-ii-

This Warrant instrument is executed and entered into on [●] 2026 (this “instrument”) by:

SCANCELL HOLDINGS PLC, a company incorporated in England and Wales with registration number 06564638 whose registered office is at Bellhouse Building Sanders Road, Oxford Science Park, Oxford, England, OX4 4GD (the “Company”).

BACKGROUND:

(A)	The Company, by a resolution of its directors, has agreed to grant and issue Warrants (as defined below) to subscribe for Warrant Shares (as defined below) on the terms and conditions set out in this instrument, subject to adjustment as set forth in this instrument.

(B)	The Company has obtained all necessary Shareholder (as defined below) approvals and other corporate authorities required for the grant and issue of the Warrants and the allotment and issue of the Warrant Shares pursuant to this instrument.

(C)	This instrument has been executed by the Company as a deed poll in favour of Kreos (as defined below) and each Warrantholder (as defined below).

IT IS AGREED:

1	DEFINITIONS AND INTERPRETATION

1.1	In this instrument the following words and expressions shall (unless the context requires otherwise) have the following meanings:

“2026 Fundraising” means the (i) private placement of Shares pursuant to Section 4(a)(2) of the U.S. Securities Act of 1933; and (ii) a UK placing and retail offer of Shares, as announced by the Company on 23 July 2026;

“Adjustment Event” means any or all of the following, at any time, or by reference to any record date, when any Subscription Rights remain unexercised:

(a)	any issue of Shares by way of capitalisation of profits or reserves to holders of Shares;

(b)	any issue of Shares at a price less than the Subscription Price;

(c)	any issue of Shares by way of dividend or distribution;

(d)	any sub-division or consolidation or reclassification of Shares; and

(e)	any cancellation, redemption, bonus issue or purchase of Shares or any reduction or repayment or other return of share capital or reserves;

“Affiliates” means in respect of a company, any business entity from time to time directly or indirectly controlling, controlled by, or under common control with, a shareholder of such a company;

“Aggregate Cash Settlement Value” means the product of: (i) the total number of Warrant Shares the Warrantholder would otherwise have been entitled to subscribe for pursuant to the exercise of all remaining Subscription Rights; and (ii) the value per Warrant Share as calculated based on the USD equivalent of the Fair Market Value immediately upon the occurrence or following the relevant Cash Settlement Event;

“Aggregate Subscription Price” has the meaning given in clause 6.2(b)(i);

“Allotted Shares” has the meaning given in clause 7.1(a);

“Anti-Corruption Laws” means the UK Bribery Act 2010, the US Foreign Corrupt Practices Act 1977 and/or any other applicable law or other similar legislation in other jurisdictions which prohibits the conferring of any gift, payment, or other benefit in each case as amended, re-enacted, consolidated or replaced;

“Anti-Money Laundering Laws” means any and all laws applicable to the Company or any other Group Company from time to time concerning or relating to terrorism financing or money laundering;

“Articles” means the articles of association of the Company as may be amended or replaced from time to time;

“Asset Sale” means the disposal by the Company of all or substantially all of its undertaking and assets or the grant of an exclusive license over all or substantially all of the intellectual property of the Company;

“Auditors” means the Company’s auditors from time to time;

“Business Day” means a day (which for these purposes ends at 5.30pm) on which banks are open for commercial business in the City of London, United Kingdom other than a Saturday or Sunday;

“Buyer” has the meaning given in clause 13.1;

“Cash Settlement Event” means the occurrence of any one of the following events while the Warrantholder(s) has not fully exercised its Subscription Rights:

(a)	a Change of Control; or

(b)	the failure of the Company to comply with clause 5.3;

“Cash Settlement Event Notice” has the meaning given in clause 14.2;

“Cash Settlement Event Payment” has the meaning given in clause 14.1;

“Certificate” means a certificate evidencing a Warrantholder’s entitlement to Warrants in the form set out in Schedule 1;

“Change of Control” has the meaning given in the Loan Agreement;

“Companies Act” means the Companies Act 2006;

“Completion Date” has the meaning given in clause 7.2;

“Conditions” means the terms and conditions set out in Schedule 2 (subject to any alterations made in accordance with the provisions of this instrument);

“Consent” means the consent in writing of the Warrantholder Majority;

“CREST” means the system of paperless settlement of trades and the holding of uncertificated shares administered by Euroclear UK & International Limited or any other relevant paperless settlement system used in relation to the holding of uncertificated shares in the Company;

“Designated Jurisdiction” means, at any time, any country, region or territory which is itself the subject or target of any Sanctions (which shall include, without limitation, as at the date of this instrument Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and Luhansk People’s Republic) broadly restricting or prohibiting dealings in or involving such country or territory;

“Directors” means the board of directors of the Company and/or, where relevant, a Group Company for the time being;

“Exercise Date” means the date of delivery to the registered office of the Company of the items specified in clause 6.2 (and the date of such delivery shall be the date on which such items are received at the Company’s registered office);

“Exercise Notice” means the notice addressed to the Directors by a Warrantholder exercising its Subscription Rights in the form, or substantially in the form, set out in the schedule to the Certificate;

“Existing Articles” means the articles of association of the Company in force as at the date of this instrument;

“Exit Event” means a Share Sale or Asset Sale;

“Exit Notification” means a notice from the Company to each Warrantholder, informing them of an Exit Event, or an anticipated Exit Event, and containing:

(a)	details of the nature of the Exit Event, or anticipated Exit Event;

(b)	the anticipated earliest date on which such Exit Event could occur;

(c)	the anticipated Fully Diluted Share Capital of the Company immediately prior to such Exit Event, the anticipated number and class of Warrant Shares to be issued in relation to the relevant Warrantholder if all remaining Subscription Rights are exercised in full, and the anticipated Aggregate Subscription Price payable by such Warrantholder to exercise such rights; and

(d)	all other information available to the Company which is or might be material to the Warrantholder(s) for the purposes of deciding whether or not (and if so when) to exercise their Subscription Rights;

“Fair Market Value” means:

(a)	if the Shares (or securities representing the Shares) are traded on a Recognised Investment Exchange or Recognised Overseas Investment Exchange, the fair market value per Warrant Share shall be the average of the middle market quotations of the Shares (or securities representing the Shares) over a five day period ending three days before the date the current fair market value of the Warrant Shares is being determined, provided that where a security represents more than one Share, the Fair Market Value per Warrant Share shall be calculated by dividing the Fair Market Value of such security (calculated in accordance with this sub-clause) by the number of Shares such security represents; or

(b)	if the Shares (or securities representing the Shares) are traded on a Recognised Investment Exchange and a Recognised Overseas Investment Exchange, the fair market value per Warrant Share shall be the average of the middle market quotations of the Shares (or securities representing the Shares) over a five day period ending three days before the date the current fair market value of the Warrant Shares is being determined (the “Relevant Period”) on the Recognised Investment Exchange or the Recognised Overseas Investment Exchange which had the highest volume of trades during the Relevant Period, provided that where a security represents more than one Share, the Fair Market Value per Warrant Share shall be calculated by dividing the Fair Market Value of such security (calculated in accordance with this sub-clause) by the number of Shares such security represents; or

(c)	if the Shares (or securities representing the Shares) are not listed on any Recognised Investment Exchange or a Recognised Overseas Investment Exchange, the fair market value per Warrant Share shall be the Fair Price;

“Fair Price” means unless otherwise agreed by the board of Directors and the Warrantholder(s) prior to service of the Exercise Notice, the price per Warrant Share which the Auditor (acting as an expert (the “Expert”)) shall certify to be in his opinion a fair price for a Warrant Share. In arriving at his opinion the Expert will value the Warrant Shares as at the date of the Exercise Notice on the basis and the assumption that the Company operates as a going concern, the Warrant Shares are the subject of an arm’s-length sale between a willing seller and a willing buyer (taking into account any impending Exit Event) without any discount being attributable to the percentage of the issued share capital of the Company which the Warrant Shares represent, subject always to the provisions of the Articles, any shareholders’ agreement relating to the Company and/or any other document relevant to amounts payable in respect of a Warrant Share. The decision of the Expert as to the fair price for a Warrant Share shall be determined by the Expert within 5 Business Days of the date of the Exercise Notice (and in all case, prior to the Final Date) and, save in the case of manifest error, be final and binding on the Company and the relevant Warrantholder(s) and the Expert’s costs shall be borne by the Company;

“Final Date” means, subject to clause 5.2, the earlier of: (i) 10 (ten) years from the date of this instrument; or (ii) the completion of a sale of the entire issued and outstanding share capital of the Company to a bona fide third party on arm’s length terms for cash consideration;

“Fully Diluted Share Capital” means at any time the number of Shares which the Company would have in issue at the relevant time if: (a) all the outstanding Warrants had been exercised in full; and (b) all Shares which the Company has agreed to create or issue and all Shares capable of being issued by the Company pursuant to all outstanding options, warrants, or rights to subscribe for shares or securities convertible into shares had been issued;

“Future Round” means any round of equity financing (including, but not limited to, by way of conversion of indebtedness (“Convertible Debt”) by the Company after the date of this instrument;

“Group” means: (i) the Company and its subsidiaries (if any); (ii) any holding company of the Company; and (iii) any subsidiaries of such holding companies from time to time and “Group Company” means any member of the Group;

“Kreos” means Kreos Capital VIII Aggregator SCSp;

“Liquid Securities” means securities in the acquiring entity traded on a Recognised Investment Exchange or Recognised Overseas Investment Exchange where the Warrantholder (were it to receive such securities on completion of the Exit Event having exercised its Subscription Rights) would not be subject to any restrictions on re-sale of such securities, following any temporary lock-up restrictions placed on such securities for orderly market reasons;

“Loan Agreement” means the loan agreement dated 24 September 2026, between the Company and Kreos Capital VIII (UK) Ltd (as may be amended from time to time in accordance with its terms);

“Lowest Price Paid” means the lowest price paid or to be paid for a Share taking into account any effective discounts on price including those arising (i) as a result of a blended price due to the purchase by the Shareholder of a mixture of primary and secondary shares; (ii) as a result of a Shareholder paying differing prices for a Share in sub-rounds or tranches of the 2026 Fundraising or a Future Round (as applicable); (iii) as a result of the grant of additional warrants; or (iv) on the conversion of indebtedness and/or interest thereon (provided that (i) the Lowest Price Paid shall not take into account the conversion of the convertible loan notes held by funds managed or advised by Redmile Group, LLC immediately following completion of the Reverse Merger (as defined in the Loan Agreement); and (ii) if the Lowest Price Paid is in GBP, the Lowest Price Paid shall be the USD equivalent of the GBP amount);

“New Subscription Price” has the meaning given in clause 10.4;

“New Holding Company” has the meaning given in clause 17;

“New Shares” has the meaning given in clause 17;

“Non-Cash Exit Event” has the meaning given in clause 13.1;

“Old Shares” has the meaning given in clause 17;

“Ordinary Shares” means prior to the Share Consolidation the ordinary shares of £0.001 each in the capital of the Company and after the Share Consolidation the ordinary shares of £0.01 each in the capital of the Company;

“Recognised Investment Exchange” means a recognised investment exchange (within the meaning thereto given for the purposes of section 285 of the Financial Services and Markets Act 2000), and the AIM market of the London Stock Exchange plc;

“Recognised Overseas Investment Exchange” means a recognised overseas investment exchange (within the meaning thereto given for the purposes in section 285 and 292 of the Financial Services and Markets Act 2000);

“Register” has the meaning given in Schedule 2;

“Sanctioned Person” means, at any time, any person, organisation or vessel that is: (i) listed on a Sanctions List; (ii) a government of a Designated Jurisdiction; (iii) an agency or instrumentality of, or an entity directly or indirectly owned or controlled by, a government of a Designated Jurisdiction; (iv) located, organised, operating from, incorporated or resident in a Designated Jurisdiction; (v) any person owned or controlled by any such person or persons described in (i) - (iv) above; or (vi) otherwise a target of any Sanctions, or is acting on behalf of any of the persons listed in paragraphs (i) - (v) above, for the purposes of evading or avoiding, or having the intended effect of or intending to evade or avoid, or facilitating the evasion or avoidance of, any Sanctions;

“Sanctions” means all economic or financial sanctions, regulations, sectoral sanctions, secondary sanctions, trade embargoes or other restrictive measures enacted, implemented, imposed, administered or enforced from time to time by any Sanctions Authority;

“Sanctions Authority” means any agency or person which is duly appointed, empowered or authorised to enact, administer, implement and/or enforce Sanctions, including (without limitation): (i) the United Nations Security Council; (ii) the European Union or any of its member states; (iii) the United States government, including the United States Department of the Treasury (including the Office of Foreign Assets Control), the United States Department of State and the United States Department of Commerce; and (iv) the United Kingdom government, including HM Treasury, the Foreign, Commonwealth and Development Office and the Department for Business, Energy & Industrial Strategy, including, in each case, any successor, replacement or other governmental institution or agency of the foregoing;

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the EU Consolidated List of Financial Sanctions Targets, the Consolidated List of Financial Sanctions Targets issued by HM Treasury, or any similar list issued or maintained and made public by any Sanctions Authority each as amended, supplemented and/or substituted from time to time;

“Share Consolidation” the consolidation of each 10 ordinary shares of 0.1 pence each in the capital of the Company into one ordinary share of 1 pence each in the capital of the Company which was approved at the Company’s general meeting held on [•] October 2026;

“Share Sale” means the sale of (or the grant of a right to acquire or dispose of) any of the shares in the capital of the Company (in one transaction or as a series of transactions) which will result in the purchaser of those shares (or grantee of that right) and persons acting in concert with him together acquiring a controlling interest in the Company, including any offer subject to and made in accordance with the Takeover Code but in each case excluding where the sale is a sale of the entire issue share capital of the Company to a New Holding Company;

“Shareholder” means a registered holder of issued Shares;

“Shares” means any and all shares (or options, warrants or other rights to subscribe for such shares) in the capital of the Company;

“Subscription Price” means, subject to clauses 10 and 13, the subscription price for a Warrant Share, being an amount per Warrant Share equal to the Lowest Price Paid for a Share in the 2026 Fundraising (subject to adjustment for the Share Consolidation); provided that, if the 2026 Fundraising does not complete, the subscription price for a Warrant Share shall be the lower of (a) the Lowest Price Paid in any Future Round; and (b) the USD equivalent of the 30-day VWAP per Ordinary Share calculated based on the 30-day period immediately following the announcement by the Company that the 2026 Fundraising will not complete;

“Subscription Rights” means the rights of the Warrantholder(s) to subscribe for Warrant Shares under clause 2.1;

“Takeover Code” the City Code on Takeovers and Mergers;

“USD equivalent” means the USD equivalent of a GBP amount calculated using the spot rate of exchange (closing mid-point) from GBP into USD as published by the Bank of England on the relevant date (or if such date is not a Business Day, on the Business Day immediately preceding such day), or where no rate of exchange is published in respect of that date, at the rate quoted by www.oanda.com as at the close of business in London on that date;

“VWAP” means the volume-weighted average price per Ordinary Share;

“Warrant Shares” means the Ordinary Shares to be allotted and issued on exercise of Subscription Rights, the number of Warrant Shares being calculated in accordance with clause 3;

“Warrantholder” means a person or persons who is (or is entitled to be) registered as a holder of a Warrant from time to time, as prima facie evidenced by the Register and the Certificate;

“Warrantholder Majority” means Warrantholders entitled to the right to subscribe for at least 75 per cent of the Warrant Shares in respect of which Subscription Rights are granted pursuant to this instrument; and

“Warrants” means the warrants of the Company constituted by this instrument and all rights conferred by it (including the Subscription Rights).

1.2	In this instrument, unless the context otherwise requires:

(a)	words and expressions defined in the Companies Act or the Articles shall have the same meanings in this instrument (unless otherwise expressly defined or provided otherwise in this instrument);

(b)	headings are used for convenience only and shall be ignored in interpreting this instrument;

(c)	reference to a clause or Schedule is a reference to a clause of, or schedule to, this instrument;

(d)	reference to (or to any specific provision of) this instrument or any other document or instrument shall be construed as a reference to this instrument, that provision or that document or instrument as in force for the time being and as amended from time to time in accordance with its terms and sanctioned by Consent (where Consent is required by the terms of this instrument as a condition to such amendment being made);

(e)	reference to any gender includes all genders, references to the singular includes the plural (and vice versa) and reference to persons includes bodies corporate, unincorporated associations and partnerships (whether or not any of the same have a separate legal personality);

(f)	reference to a statutory provision includes reference to:

(i)	the statute or statutory provision as modified or re-enacted from time to time; and

(ii)	any subordinate legislation made under the statutory provision (as modified or re-enacted as set out in clause 1.2(f)(i) above);

(g)	references to statutory obligations include obligations arising under articles of the Treaty establishing the European Community, and regulations, directives and decisions of the European Union as well as United Kingdom Acts of Parliament and subordinate legislation;

(h)	where an expression in this instrument has the same meaning as in the Existing Articles, the Articles or the Loan Agreement, any reference in such meaning to another defined term in the Existing Articles, the Articles or the Loan Agreement (as the case may be) shall be deemed to be included as a defined term in this instrument;

(i)	any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms; and

(j)	Kreos will be deemed to be a “Warrantholder” from the date of this instrument until Warrants are first issued to it under clause 3.

1.3	Unless otherwise specifically provided in this instrument or otherwise with Consent, where any notice, resolution or document is required by this instrument to be sent or otherwise provided by the Company to a Warrantholder, the sending or provision by email (served in accordance with paragraphs 11 and 12 of Schedule 2) shall suffice, provided that confirmation is despatched by close of business on the next following Business Day by prepaid first class letter or personal delivery (served in accordance with paragraphs 11 and 12 of Schedule 2), in which case the effective notice, resolution or document shall be that sent by email, not the confirmatory letter.

1.4	This instrument incorporates the schedules to it.

1.5	“GBP” and/or “£” is the lawful currency of the United Kingdom.

1.6	“USD” and/or “US$” is the lawful currency of the United States.

2	CONSTITUTION AND FORM OF WARRANTS

2.1	The Warrants in aggregate give the Warrantholder(s) the right, upon the terms and subject to the conditions set forth in this instrument, to subscribe in cash (subject to clause 6.3) at a price per share equal to the Subscription Price for such number of Warrant Shares calculated in accordance with clause 3.

2.2	Each Warrantholder shall be entitled to subscribe in cash (subject to clause 6.3) at the Subscription Price for that number of Warrant Shares in respect of which it is entitled to be recorded as the holder in the Register on the terms set out in this instrument.

2.3	The Warrants shall be in registered form.

2.4	The Warrants are issued subject to the Articles and otherwise on the terms of this instrument (including the Conditions).

2.5	The Company agrees with the Warrantholder(s) and, in consideration of being issued a Certificate, each Warrantholder agrees with the Company that the Articles (insofar as they relate to the Warrants) and the terms of this instrument shall be binding upon the Company and each Warrantholder and all persons claiming through or under either of them.

3	ISSUE OF WARRANTS AND CALCULATION OF NUMBER OF WARRANT SHARES

3.1	The number of Warrant Shares over which Warrants will be granted and issued is as follows:

(a)	at the date of this instrument, the Company hereby grants and issues to Kreos or such other person as it may direct in writing Warrants over such number of Warrant Shares as is calculated by dividing US$[315,000][1] by the Subscription Price (subject to adjustment as set forth herein), rounded up to the nearest whole share; and

(b)	in addition to the Warrants granted and issued pursuant to clause 3.1(a) above, on each further Drawdown (as defined in the Loan Agreement) made pursuant to the Loan Agreement, the Company hereby grants and issues on each Drawdown Date (as defined in the Loan Agreement) by reference to the amount of the Drawdown on such Drawdown Date to Kreos or such other person as it may direct in writing Warrants over such number of Warrant Shares as is equal to 4.5% of the amount of each such Drawdown divided by the Subscription Price, rounded up to the nearest whole share.

1 HLC Note: Amount equal to 4.5% of the initial Drawdown (as defined in the Loan Agreement) on the first Drawdown Date (as defined in the Loan Agreement).

4	CERTIFICATES

4.1	The Company shall issue to each Warrantholder a Certificate in respect of that number of Warrant Shares to which it is entitled to subscribe for as soon as reasonably practicable following a Warrantholder becoming entitled to such Warrants in accordance with clause 3.1(a) and/or 3.1(b). The Certificate is prima facie evidence that the person named in it is the holder of Warrants to subscribe for the number of Warrants Shares, and at the Subscription Price, stated therein.

4.2	If a Certificate is mutilated, defaced, lost, stolen or destroyed, the Company will replace it on such terms as to evidence and indemnity as the Company may reasonably require and subject to the Warrantholder who is seeking the replacement paying the Company’s reasonable costs (if any) in connection with the issue of the replacement.

4.3	Mutilated or defaced Certificates must be surrendered before replacements will be issued.

5	TIMING FOR EXERCISE OF SUBSCRIPTION RIGHTS

5.1	Subject to clause 5.2, the Subscription Rights may be exercised at any time without condition prior to the Final Date and shall be exercised in accordance with clause 6.

5.2	The Company undertakes to serve each Warrantholder with notice of the Final Date not less than 28 days prior to the Final Date. If the Company fails to serve such notice not less than 28 days prior to the Final Date, then the Final Date shall be deemed to be extended so that the relevant Warrantholder shall always have 28 days from the date of service of the notice to exercise the Subscription Rights.

5.3	The Company undertakes to send to each Warrantholder an Exit Notification not less than 28 days prior to the expected date of an Exit Event, or, if the Company does not become aware of an Exit Event until a time which is less than 28 days prior to the expected date of the Exit Event, as soon as possible after becoming aware of the same but in any event no later than 15 days prior to the expected date of the Exit Event.

5.4	The Company undertakes to send promptly to the Warrantholder(s) such further information of which it becomes aware relating to the progress of an Exit Event including, but not limited to, information relating to the increased or decreased likelihood of the same occurring, any change in the anticipated terms of or timetable and/or the failure or lapse (whether temporary or permanent) of the same, to the intent that the Warrantholder(s) shall be kept informed at all times of any changes or other circumstances material to the Exit Event, provided that in no circumstances shall the Company provide any Warrantholder with any information which constitutes inside information for the purposes of the Criminal Justice Act 1993 and/or the Market Abuse Regulation (EU) 596/2014 as it forms part of the laws of the UK by virtue of the European Union Withdrawal Act 2018 (as amended, consolidated, re-enacted or replaced under domestic law from time to time) and/or material non-public information for the purposes of U.S. securities laws unless such Warrantholder has consented in writing to the receipt of such information.

6	EXERCISE OF SUBSCRIPTION RIGHTS

6.1	The Subscription Rights may be exercised in whole or in part.

6.2	In order to exercise its Subscription Rights validly, a Warrantholder must deliver the following items to the registered office of the Company:

(a)	the relevant Certificate for the Warrants in respect of which Subscription Rights are being exercised, together with the Exercise Notice duly completed;

(b)	if payment is satisfied in accordance with:

(i)	clause 6.3(a), confirmation of the electronic transfer of immediately available funds to a bank account of the Company (notified by the Company to the Warrantholder prior to exercise of the relevant Subscription Rights) of the aggregate Subscription Price for the Warrant Shares in respect of the Subscription Rights which are being exercised (the “Aggregate Subscription Price”); or

(ii)	clause 6.3(b), a signed written undertaking for the Aggregate Subscription Price in respect of the Subscription Rights which are being exercised; or

(iii)	clause 6.3(c), confirmation of the electronic transfer of immediately available funds to a bank account of the Company (notified by the Company to the Warrantholder prior to exercise of the relevant Subscription Rights) of the aggregate nominal value of the relevant reduced number of Warrant Shares; and

(c)	the name and address of the person to whom the Warrant Shares arising on exercise of Subscription Rights are to be issued (being the Warrantholder, its nominee or trustee).

6.3	The Subscription Price for each of the Warrant Shares shall, at the absolute discretion of the Warrantholder, be satisfied by any of the following:

(a)	the payment by electronic transfer to a bank account of the Company notified by the Company to the Warrantholder prior to exercise of the relevant Subscription Price of the Aggregate Subscription Price; or

(b)	where the Warrants are being exercised following the delivery of an Exit Notification or in circumstances where the Company’s securities are no longer listed on a Recognised Investment Exchange or a Recognised Overseas Investment Exchange, except where payment in cash is required by law, in lieu of cash payment in respect of the Aggregate Subscription Price for the Warrant Shares, a written undertaking by each Warrantholder to the Company to pay the Aggregate Subscription Price for the Warrant Shares out of the proceeds payable to that Warrantholder on completion of an Exit Event, and an irrevocable instruction to the Company to retain an amount equal to the Aggregate Subscription Price from such proceeds; or

(c)	in lieu of the requirement to make a cash payment in respect of the Aggregate Subscription Price for the Warrant Shares, a Warrantholder may in respect of all of the Warrant Shares in relation to which the Subscription Rights are being exercised elect instead to receive a reduced number of Warrant Shares (for which it will pay to the Company the USD equivalent of the aggregate nominal value of such reduced number of Warrant Shares) and by doing so waive its right to the balance of the Warrant Shares to which it would otherwise be entitled. The Company agrees and acknowledges that the reduced number of Warrant Shares to be issued to the Warrantholder shall be issued (without any payment being required from the Warrantholder other than the payment of the aggregate nominal value of such reduced number of Warrant Shares) as fully paid up at the Subscription Price, and not at the nominal value of a Warrant Share. The number of reduced Warrant Shares the Warrantholder will receive, in accordance with this clause 6.3(c), shall be determined as follows:

X = (Y*(A-B))/(A-N)

where:

X =            the reduced number of Warrant Shares to be issued to the Warrantholder

Y =            the number of Warrant Shares with respect to which the Warrant is being exercised by the Warrantholder

A =            the USD equivalent of the Fair Market Value of one Warrant Share

B =            the Subscription Price

N =            the USD equivalent of the nominal value of a Warrant Share

6.4	The Exercise Notice delivered pursuant to clause 6.2(a) shall be either conditional (in which case it shall specify the relevant conditions) or unconditional.

6.5	Delivery of the items specified in clause 6.2 to the Company shall, unless the Company expressly consents otherwise, be an irrevocable election by the Warrantholder to exercise the relevant Subscription Rights except that in the case of a conditional Exercise Notice:

(a)	if the Exit Event does not occur in the manner and/or within the time period upon which the Exercise Notice is expressed to be conditional, such Exercise Notice may be cancelled by the Warrantholder; and

(b)	if the Exit Event does not occur within 60 days after the date of the Exercise Notice, such Exercise Notice may be cancelled by the Warrantholder.

6.6	The cancellation of an Exercise Notice in accordance with clause 6.5 shall be without prejudice to the relevant Warrantholder’s Subscription Rights, which will remain in full force and will be available for subsequent exercise by the Warrantholder in accordance with the provisions of this instrument.

6.7	If an Exercise Notice is cancelled no such allotment as is referred to in clause 7.1 shall take place and the Company will immediately return to the relevant Warrantholder any remittance originally submitted. A subsequent unconditional exercise of the Subscription Rights shall be deemed to override and supersede any such conditional exercise.

7	COMPLETION

7.1	Following a valid exercise of Subscription Rights by a Warrantholder, the Company shall in accordance with clause 7.2:

(a)	allot and issue to the Warrantholder (or to its nominee or trustee at the direction of the Warrantholder) the Warrant Shares to which the Warrantholder is entitled by exercising the Subscription Rights (“Allotted Shares”);

(b)	immediately following allotment and issue in accordance with clause 7.1(a), enter, or procure that the Company’s registrars enter, the Warrantholder’s name (or its nominee’s or trustee’s name, as appropriate) in the register of members of the Company as the holder of the Allotted Shares;

(c)	immediately following registration in accordance with clause 7.1(b), either procure that the Company’s registrar sends by express courier service to the person identified by the Warrantholder pursuant to clause 6.2, free of charge, share certificate(s) in respect of the Allotted Shares or, upon the request of the Warrantholder, procure that the Company’s registrar credits such aggregate number of Allotted Shares to the Warrantholder’s (or its nominee’s or trustee’s) CREST or other electronic stock account; and

(d)	apply to the relevant regulatory body administering the relevant Recognised Investment Exchange and/or a Recognised Overseas Investment Exchange on which the Ordinary Shares (or securities representing the Ordinary Shares) are traded for the admission to trading on such exchange of the Allotted Shares (or securities representing the Allotted Shares, if applicable) and use all reasonable endeavours to procure that admission occurs within 10 Business Days following allotment and issue of the Allotted Shares (or securities representing the Allotted Shares, if applicable) (in each case, to the extent applicable).

7.2	The obligations of the Company under clause 7.1(a) shall be fulfilled on the following date (“Completion Date”):

(a)	in the case of Subscription Rights expressed to be conditional on the occurrence of an Exit Event or any other condition, on the date of but immediately prior to the occurrence of the Exit Event or other condition; and

(b)	in any other case, the date agreed between the Warrantholder and the Company, being a date within seven days after the Exercise Notice is lodged at the registered office of the Company.

7.3	The Allotted Shares shall:

(a)	be allotted and issued fully paid up in an amount equal to the Subscription Price;

(b)	rank pari passu with the fully paid Warrant Shares then in issue;

(c)	rank for any dividend or other distribution which has previously been announced or declared if the date by which the holder of Warrant Shares must be registered to participate in such dividend or other distribution is after the Exercise Date pursuant to which the Subscription Rights have been exercised; and

(d)	be free from all claims, liens, charges, encumbrances, equities and third-party rights including pre-emption rights.

7.4	If following the allotment of shares pursuant to the exercise of some of the Subscription Rights, some Subscription Rights remain, the Company shall procure that its registrar issues a Certificate to the Warrantholder for the balance of the Warrantholder’s Subscription Rights.

8	TRANSFER AND CONDITIONS OF WARRANTS

8.1	The Warrants may be transferred in whole or in part by any Warrantholder to any person.

8.2	The provisions of paragraphs 5 to 9 (inclusive) of Schedule 2 shall regulate any transfer of a Warrant.

9	MODIFICATION AND CESSATION OF RIGHTS

9.1	This instrument may be modified only with Consent.

9.2	This instrument ceases to have effect on the earlier of:

(a)	the date upon which all Subscription Rights have been exercised in full and all obligations of the Company pursuant to clause 7 have been complied with in full; and

(b)	the Final Date.

10	ADJUSTMENT OF WARRANT

10.1	The number of the Warrant Shares and/or the Subscription Price shall be adjusted to take into account any Adjustment Event on the terms set out in this clause 10.

10.2	The Company shall:

(a)	notify each Warrantholder in writing as soon as reasonably practicable after the relevant board of Directors or general meeting of Shareholders (whichever is the earliest) has resolved to consider or implement an Adjustment Event and, in any event, at least 30 Business Days prior to the date on which an Adjustment Event is to occur specifying the prospective date of the Adjustment Event and the proposed terms of it;

(b)	in the case of the adjustment to be made in accordance with clause 10.3, procure that the Auditors certify the appropriate adjustment and not proceed with or give effect to an Adjustment Event unless an adjustment in accordance with clause 10.1 is effected at the same time as the Adjustment Event or the Adjustment Event is sanctioned by Consent and then send notice of any such adjustments to each Warrantholder as soon as practicable (and in any event within 10 Business Days) following the Adjustment Event together with a copy of the Auditors’ certificate (if applicable), together with a replacement Warrant Certificate evidencing such Warrantholders’ adjusted Subscription Rights against the Warrantholder delivering to the Company the previous certificate for cancellation; or

(c)	in the case of an adjustment to be made in accordance with clause 10.4, upon request in writing from a Warrantholder procure as soon as practicable (and in any event within 15 Business Days of the date of such request) that, the Auditors, certify the appropriate adjustment and then send notice of any such adjustment to the Warrantholder as soon as practicable (and in any event within 10 Business Days) following the certification together with a copy of the Auditors’ certificate and, if so further requested by the relevant Warrantholder, a replacement Warrant Certificate evidencing such Warrantholders’ adjusted Subscription Rights against the Warrantholder delivering to the Company the previous certificate for cancellation.

10.3	In respect of each Adjustment Event other than an issue of Shares at a price less than the Subscription Price, the Auditors shall certify to the Company in writing the adjustments to the number of the Warrant Shares and/or the Subscription Price which the Auditors consider to be necessary in order that the Warrants shall, after such adjustment, entitle the Warrantholders on exercise to (i) in the case of limb (d) of the definition of Adjustment Event, receive the same percentage of the share capital of the Company in issue or capable of being issued following the implementation of the Adjustment Event and carrying the same proportion of votes exercisable at a general meeting of Shareholders, for the same aggregate price in each case as nearly as practicable, as would have been the case if no Adjustment Event was to occur; or (ii) in the case of in the case of limbs (a), (c) or (e) of the definition of Adjustment Event be put the same economic position they would have been had they participated in such Adjustment Event PROVIDED THAT the Warrantholder shall be entitled, following receipt of the certificate from the Auditors, to agree in writing that no adjustment in accordance with this clause 10 shall be required.

10.4	In respect of each Adjustment Event involving the issue of Shares at a price less than the Subscription Price (the USD equivalent of such price being the “New Subscription Price”) the number of Warrant Shares and the Subscription Price shall be adjusted in accordance with the following formula:

X = (Y x B)/A

where:

X = recalculated number of Warrant Shares

Y = the number of Warrant Shares prior to Adjustment Event

B = the Subscription Price prior to Adjustment Event

A = the Subscription Price after the Adjustment Event (being the New Subscription Price).

11	INFORMATION AND RIGHTS OF WARRANTHOLDER(S)

11.1	The Company shall:

(a)	send to each Warrantholder a copy of its annual reports and audited accounts together with all documents required by law to be annexed to that report forthwith upon the same becoming available;

(b)	send to each Warrantholder copies of any statements, notices, circulars or other information sent to the holders of the Shares; and

(c)	provide each Warrantholder without delay with such other documents and other information (including, but not limited to, information relating to the share capital of the Company, business plans, forecasts and other financial information relating to the Company and each Group Company and other information that a Warrantholder requires to enable it to comply fully with any reporting requirements it may have) as the Warrantholder may reasonably request from time to time, provided that in no circumstances shall the Company provide any Warrantholder with any information which constitutes inside information for the purposes of the Criminal Justice Act 1993 and/or the Market Abuse Regulation (EU) 596/2014 as it forms part of the laws of the UK by virtue of the European Union Withdrawal Act 2018 (as amended, consolidated, re-enacted or replaced under domestic law from time to time) and/or material non-public information for the purposes of U.S. securities law, unless such Warrantholder has consented in writing to the receipt of such information.

11.2	The Warrantholder(s) may attend all general meetings of members of the Company and meetings of the holders of Shares but may not vote at those meetings by virtue of or in respect of their holdings of Warrants.

11.3	The Company will grant (and shall procure that each Group Company will grant) each Warrantholder the right to have a representative to meet with its managing director and finance director once each quarter until the Final Date to review and discuss the operating performance and financial condition of the Group.

11.4	Each Warrantholder shall keep confidential any information relating to the Company which is received by it in its capacity as a Warrantholder which is of a confidential nature and the Company and each Warrantholder shall keep confidential the terms of this instrument and any Certificate, in each case except:

(a)	as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority;

(b)	to the extent the relevant information is already in the public domain through no default of the discloser; and

(c)	each Warrantholder will be entitled to divulge such information to any other Warrantholder, to its employees, officers, representatives, advisers, limited partners, manager, shareholders, investors or funders and to any proposed transferee of Warrants on the same terms as to confidentiality.

12	COMPANY UNDERTAKINGS

For so long as Subscription Rights may be exercised, the Company irrevocably undertakes it will:

(a)	ensure that the Directors have all necessary authorisations and disapplications of pre-emption rights (including under the Companies Act) to allot and issue such number of Warrant Shares as will enable the Subscription Rights to be satisfied in full at any time;

(b)	to the extent such action is permitted under the Takeover Code (if applicable), procure that on a proposed Share Sale, an offer is also made by the proposed purchaser, at the same time as any offer is made to holders of the Shares of the same class or series as the Warrant Shares, to each Warrantholder to buy all of the Warrant Shares arising on exercise of the Subscription Rights on the same terms as those on which it is proposing to acquire Shares of the same class or series as the Warrant Shares;

(c)	to the extent such action is permitted under the Takeover Code (if applicable), procure in the event of an Exit Event that the Warrantholder(s) are not required for the purpose of, or in connection with, such event to give (i) any warranties or indemnities; or (ii) to appoint any party to act as their agent;

(d)	not create any class or series of shares which rank for any purpose ahead of the Warrant Shares;

(e)	not alter the Articles or any shareholders’ agreement relating to the Company or put in place arrangements in each case which would adversely affect the rights of the Warrantholder(s) under this instrument or the rights of the Warrant Shares;

(f)	notify the Warrantholders(s) as early as possible ahead of any proposed dividend or distribution that is proposed to be made by the Company;

(g)	pay all reasonable expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the entry into of this instrument and the issue or delivery of Warrant Shares upon exercise of the Subscription Rights;

(h)	notify and keep the Warrantholder informed, as far in advance as possible, of any rounds of investment by partners and/or third parties planned by the Company or any sale or transfer planned by any equity holder of the Company in connection with such round of investment, in each case whether through equity, convertible or similar instruments, and shall use all reasonable efforts to provide for and facilitate the sale of the Warrant Shares in any such investment rounds or sale upon written confirmation by the Warrantholder(s) of such Warrantholder’s desire to exercise its Subscription Rights for purposes of selling the Warrant Shares in connection with such investment round or sale; and

(i)	not buy any Warrants unless it offers to buy Warrants from all Warrantholders in proportion to their respective holdings of Warrants.

13	NON-CASH EXIT EVENT

13.1	In the event of an Exit Event where the consideration to be received by shareholders holding the same class of Share as the Warrant Shares does not consist (i) solely of cash; or, where the Warrantholder Majority has previously notified the Company in writing that it is able to hold Liquid Securities, (ii) solely of Liquid Securities or a combination of cash and Liquid Securities (a “Non-Cash Exit Event”), the Company shall prior to the closing of such Exit Event, acting in good faith, request (and use reasonable endeavours to procure) the acquiring, surviving or successor entity or, at the election in writing of the Warrantholder Majority, a parent undertaking (as such term is defined in section 1162 of the Companies Act) of such entity (the “Buyer”) to assume the obligations under this instrument such that the Warrants shall thereafter be exercisable over the Buyer for the same or equivalent shares or other securities and the same or equivalent rights (including economic rights) in respect thereof as the Warrantholder(s) is entitled to pursuant to this instrument and if the Buyer agrees, the Buyer shall grant or otherwise issue fresh warrants to the Warrantholder(s) prior to the closing of such Non-Cash Exit Event over equivalent shares or other securities in the Buyer, setting out the new terms.

13.2	Upon the grant (or issue) of such new warrants in the Buyer pursuant to clause 13.1 in a form satisfactory to the Warrantholder Majority, the Warrants shall lapse.

13.3	If the Buyer is not requested by the Company, or if Buyer refuses to issue fresh warrants to the Warrantholder(s), in accordance with clause 13.1, then the Warrantholder(s) may elect to exercise any unexercised Subscription Rights prior to the closing of the Non-Cash Exit Event in accordance with clause 6, but the Subscription Price shall be the nominal value of each Warrant Share.

14	CASH SETTLEMENT EVENT

14.1	Upon the occurrence of a Cash Settlement Event, the Warrantholder(s) shall have the right (but not the obligation) to receive, directly from the Company or the third party participating in the Cash Settlement Event for such purpose, in lieu of the exercise of the Warrant, an amount in cash (the “Cash Settlement Event Payment”) equal to the Aggregate Cash Settlement Value immediately following the occurrence of the Cash Settlement Event, less the Aggregate Subscription Price.

14.2	Promptly after becoming aware that there will be a potential or imminent Cash Settlement Event, the Company shall send to the Warrantholder(s) a notice informing the Warrantholder(s) of:

(a)	details of the nature of the Cash Settlement Event;

(b)	the earliest anticipated date on which such Cash Settlement Event could occur;

(c)	the Fully Diluted Share Capital (i) at the time of delivery of the Cash Settlement Event Notice; and (ii) as anticipated it will be immediately prior to the occurrence of the Cash Settlement Event;

(d)	the number of Warrant Shares that would be issued to the Warrantholder(s) if all the Subscription Rights were exercised immediately prior to the occurrence of the Cash Settlement Event; and

(e)	any other information available to the Company that is or may be relevant to the Warrantholder(s) in connection with the Cash Settlement Event for the purpose of deciding whether to exercise its right to the Cash Settlement Event Payment provided for in this clause (the “Cash Settlement Event Notice”).

14.3	The Company shall send the Cash Settlement Event Notice to the Warrantholder(s) at least twenty (20) Business Days prior to the scheduled date of the Cash Settlement Event, or, if the Company has no prior knowledge of the Cash Settlement Event, as soon as it becomes aware of the Cash Settlement Event. The Warrantholder(s) agrees that the aforementioned deadline may be reduced due to the circumstances of the Cash Settlement Event, provided that such reduction of the deadline is beyond the control of the Company and provided that the Warrantholder(s) has, in any event, a reasonable time to assess the relevant Cash Settlement Event for the purposes of this clause 14.3 having regard to the characteristics and circumstances of the Cash Settlement Event.

14.4	The Company shall send to the Warrantholder(s) all information of which it becomes aware in connection with the Cash Settlement Event, including, without limitation, the likelihood of such Cash Settlement Event occurring and any change in the anticipated terms or timing thereof. The Company will keep the Warrantholder(s) regularly informed of any changes or other relevant circumstances in connection with the Cash Settlement Event and any other circumstances that may affect the Warrantholder(s)’s decision to exercise its Subscription Rights.

14.5	The Warrantholder(s) shall notify the Company of the exercise of its right to receive the Cash Settlement Event Payment as provided in this clause 14.5 as soon as possible and, in any event, within ten (10) Business Days of the later of:

(a)	receipt of the Cash Settlement Event Notice from the Company; or

(b)	the time at which the Warrantholder(s) becomes aware of the Cash Settlement Event.

14.6	In the event of exercise by the Warrantholder(s) of its right to the Cash Settlement Event Payment, the Company or, if applicable, and provided that the Warrantholder(s) agrees, the third party that participated in the Cash Settlement Event, shall pay the Cash Settlement Event Payment to the Warrantholder(s) as soon as possible and, in any event, concurrently with, and as a condition to, the consummation of the corresponding Cash Settlement Event. The Cash Settlement Event Payment (less the Aggregate Subscription Price which would have been payable on such Cash Settlement Event Payment had the Warrantholder(s) otherwise exercised the Warrant) shall be made by wire transfer of immediately available funds to an account designated in writing by the Warrantholder(s).

14.7	The Cash Settlement Event Payment shall be made without charge to the Warrantholder(s) in respect of any taxes, expenses or other costs incurred by the Company or its shareholders in connection with such payment, notwithstanding any costs or taxes that are applicable by law solely to the Warrantholder(s), which shall be borne by the Warrantholder(s).

15	LIQUIDATION

15.1	If an order is made or an effective resolution is passed for the winding-up or dissolution of the Company or if any other dissolution of the Company by operation of law is to be effected, then the provisions of clause 15.2 or, as the case may be, clause 15.3 shall apply.

15.2	If the winding-up or dissolution is for the purpose of a reorganisation or amalgamation pursuant to a scheme of arrangement sanctioned by Consent, the terms of the scheme of arrangement will be binding on the Warrantholder(s).

15.3	If clause 15.2 does not apply, the Company shall immediately notify the Warrantholder(s) in writing that such an order has been made or resolution has been passed or other dissolution is to be effected. The Warrantholder(s) shall be entitled at any time within three months after the date such notice is given to elect by notice in writing to the Company to be treated as if they had, immediately before the date of the making of the order or passing of the resolution or other dissolution, exercised the Subscription Rights and they shall be entitled to receive out of the assets which would otherwise be available in the liquidation to the holders of Warrant Shares, such a sum, if any, as they would have received had they been the holders of and paid for the Warrant Shares to which they would have become entitled by virtue of such exercise, after deducting from such sum the amount which would have been payable by them in respect of the Warrant Shares if they had exercised the Subscription Rights. Nothing contained in this clause 15.3 shall have the effect of requiring the Warrantholder(s) to make any actual payment to the Company.

16	COMPANY REPRESENTATIONS AND WARRANTIES

16.1	The Company represents and warrants to the Warrantholder(s) that: (i) as at the date of this instrument; and (ii) immediately prior to the exercise of any of the Subscription Rights into Warrant Shares by any Warrantholder in accordance with the terms of this instrument:

(a)	the Company is duly authorised to enter into the instrument and the obligations of the Company under this instrument constitute and impose valid legal and binding obligations on the Company fully enforceable in accordance with its terms;

(b)	the Company has the requisite power and authority to issue the Warrant Shares free from any pre-emption rights of any other person;

(c)	the entry into and performance by the Company of, and the transactions contemplated by, this instrument do not and will not conflict with:

(i)	any law, rules of any applicable stock exchange or regulation applicable to it;

(ii)	the constitutional documents (including, for the avoidance of doubt, any shareholders’ agreements) of any of the Group Companies; or

(iii)	any agreement or instrument which is binding upon it or any Group Company or any of its or Group Company’s assets or constitute a default or termination event (however described) under any such agreement or instrument;

(d)	the Company is a public limited liability company duly incorporated and validly existing in all respects under the laws of England and Wales and has the power and authority to own its assets and to carry on its business in England as it is now being conducted;

(e)	the Company has supplied the Warrantholder(s) with true, complete, accurate and up to date copies of the Articles and any shareholders’ agreement (or similar) relating to the regulation of the Company’s affairs with its Shareholders or which otherwise may affect the Warrants, the Warrant Shares and a Warrantholder’s subscription for Warrant Shares;

(f)	the information contained in Schedule 3 is true, accurate and complete; and

(g)	the Lowest Price Paid in the 2026 Financing will be US$1.205 per Ordinary Share (equivalent to the 9 pence per Ordinary Share paid in the UK placing and retail offer announced on 23 July 2026 adjusted for the Share Consolidation).

16.2	The Company further represents and warrants to the Warrantholder(s) that:

(a)	any information it provides to the Warrantholder(s) after the date of and pursuant to this instrument will be true and accurate in all material respects at the time it is delivered;

(b)	none of the Company, any of the Group Companies, any director, officer or employee of the Company or any other Group Companies, nor, to the knowledge of the Company, any agent, shareholder (or any ultimate beneficial owner thereof) or representative of the Company or any other Group Companies, is or are a Sanctioned Person or currently the subject or target of any applicable Sanctions nor is, has been, or is engaged in any transaction, activity or conduct that has or could reasonably be expected to result in it or them being in breach of Sanctions or a Sanctioned Person, nor to its knowledge has any such person received written notice of any claim, action, suit, proceedings or investigation involving it with respect to applicable Sanctions;

(c)	the Company and each other Group Company and each of their respective directors, officers and employees, and, to the knowledge of the Company, each of the Company and the Group Companies respective agents and representatives, is and are and have conducted their business in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions;

(d)	none of the Company, each Group Company and their respective directors, officers and employees nor, to the knowledge of the Company, any of their respective agents or representatives is an individual or entity that is, or is owned or controlled by persons that are: (i) the subject or target of any Sanctions or Anti-Corruption Laws; or (ii) located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions, including, without limitation, the Designated Jurisdictions;

(e)	no proceeds or transaction contemplated by this instrument will violate applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions; and

(f)	the Company and each other Group Company have instituted and maintain in effect policies and procedures reasonably designed to ensure compliance by the Company and each other Group Company and their respective directors, officers, employees, agents and representatives with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

17	COMPANY REORGANISATIONS – EXCHANGE OF WARRANTS

17.1	A company reorganisation occurs if there is a qualifying exchange of shares so that a company (the “New Holding Company”) acquires all the shares of the Company and the following conditions are met:

(a)	consideration for all the shares in the Company (the “Old Shares”) consists wholly of shares (“New Shares”) in the New Holding Company;

(b)	that New Shares are issued in consideration of Old Shares only at times when there are no issued shares in the New Holding Company other than:

(i)	subscriber shares;

(ii)	New Shares previously issued in consideration of Old Shares;

(c)	consideration for New Shares is of Old Shares of the same class or series and carrying the same rights; and

(d)	New Shares are issued to the holders of Old Shares in proportion to their holding.

17.2	Where there is a company reorganisation, and unless the Warrantholder Majority require otherwise in writing, the Company shall procure the grant to the Warrantholder(s) of new warrants over the share capital of the New Holding Company, the Company shall procure such new warrants are granted with equivalent rights (including economic rights) and on terms applying in this instrument mutatis mutandis.

18	NOTICES

Any notice to the Warrantholder(s) required for the purpose of any provision of this instrument shall be given in accordance with the provisions of paragraphs 11 to 15 (inclusive) of Schedule 2.

19	COSTS AND EXPENSES

19.1	The Company shall promptly pay to the Warrantholder(s) on the Warrantholder’s demand, the reasonable legal expenses plus any applicable VAT and disbursements incurred by the Warrantholder(s) in connection with:

(a)	the negotiation, execution, preparation and perfection of this instrument and the transactions contemplated hereby and thereby;

(b)	any amendment or supplement to this instrument, or any proposal for such an amendment to be made; and

(c)	any consent or waiver by the Warrantholder(s) concerned under or in connection with this instrument or any request for such a consent or waiver.

19.2	The Company shall promptly pay to the Warrantholder(s) on the Warrantholder’s demand, the legal expenses plus any applicable VAT and disbursements incurred by the Warrantholder(s) in connection with any steps taken by the Warrantholder(s) with a view to the protection, exercise and/or enforcement of any right or interest created by this instrument or for any similar purpose.

20	NO IMPAIRMENT

The Company shall not, by amendment of the Articles or any shareholders’ agreement relating to the Company or through the repayment (rather than conversion) of Convertible Debt, or through any reorganisation, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this instrument and in the taking of all such necessary action as may reasonably be requested by the Warrantholder(s) in order to protect the exercise rights of the Warrantholder(s) against impairment, consistent with the terms and purpose of this instrument.

21	WAIVER

A waiver of any provision of this instrument must be in writing and can only be given with the prior written agreement of the Warrantholder Majority. No waiver shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this instrument shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

22	DAMAGES NOT AN ADEQUATE REMEDY

The Company acknowledges and agrees that damages may not be an adequate remedy for breaches of this instrument and that the Warrantholder(s) shall be entitled (without prejudice to its other rights and remedies) to seek the equitable remedies of injunction and specific performance.

23	SEVERABILITY

If any term or provision of this instrument is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this instrument or invalidate or render unenforceable such term or provision in any other jurisdiction.

24	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Other than Kreos and the Warrantholder(s), a person who is not a party to this instrument shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this instrument. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

25	GOVERNING LAW AND JURISDICTION

The provisions of this instrument and the Conditions and any dispute or claim arising out of or in connection with them (including any dispute or claim relating to non-contractual obligations) shall be subject to and governed by English law and the Company and the Warrantholder(s) submit to the exclusive jurisdiction of the English Courts in relation to any such dispute or claim.

The Company intends this instrument to be a deed poll and accordingly it or its duly authorised representatives execute and deliver it as such.

Schedule 1
FORM OF CERTIFICATE

SCANCELL HOLDINGS PLC (“COMPANY”)

A company registered in England and Wales

under Company number 06564638

WARRANT CERTIFICATE

This certificate is issued pursuant to the warrant instrument issued by the Company on _______________, 2026, as may be amended from time to time (“Warrant Instrument”). Words and expressions used in this certificate which are defined in the Warrant Instrument have the meanings given to them in the Warrant Instrument.

Certificate number: [●]

Date of issue: ________________, 20[●]

Name and address of Warrantholder: [●]

Number of Warrant Shares for which the Warrantholder may subscribe: Such number as is calculated in accordance with clause 3 of the Warrant Instrument (as may be adjusted in accordance with terms of the Warrant Instrument, if appropriate).

Subscription Price per Warrant Share payable on an exercise: As specified in the Warrant Instrument.

This is to certify that the Warrantholder named above is the registered holder of the right to subscribe in cash for Warrant Shares at the subscription price set out above subject to the Articles and otherwise on the terms and conditions set out in the Warrant Instrument (a copy of which is available for inspection at the registered office of the Company).

EXECUTED and DELIVERED as a DEED on behalf of SCANCELL HOLDINGS PLC acting by:

(print name of director)	(signature of director)

(print name of director/secretary)	(signature of director/secretary)

Schedule to the Certificate

Exercise Notice

To:         The Directors

SCANCELL HOLDINGS PLC (“Company”)

This notice is issued pursuant to the warrant instrument issued by the Company on _______________ 2026, as may be amended from time to time (“Warrant Instrument”). Words and expressions used in this notice which are defined in the Warrant Instrument have the meanings given to them in the Warrant Instrument.

By this notice we exercise the Subscription Rights appertaining to [all] [insert number] of the Warrants evidenced by this certificate [conditional [only] on the [occurrence of the Exit Event specified in the Exit Notification which you sent us dated [●]].

We wish to satisfy the Aggregate Subscription Price for the Warrant Shares in respect of the Subscription Rights we are exercising as follows:

1.	[by confirmation of the electronic transfer of the Aggregate Subscription Price to a bank account of the Company;]

2.	[by delivering a written undertaking in accordance with clause 6.3(b) of the Warrant Instrument, a copy of such signed undertaking is attached to this notice; or]

3.	[by satisfying the Aggregate Subscription Price by electing to receive a reduced number of Warrant Shares, in accordance with clause [6.3(c)].]

We direct the Company to allot [conditional only on the above] the [number] of Ordinary Shares to be issued pursuant to this exercise in the following numbers to the following proposed allottees, each of which is either a Warrantholder, a nominee or trustee of a Warrantholder, or a transferee of one of those persons in accordance with clause 8.1 of the Warrant Instrument.

Number/percentage of shares	Name of proposed allottee	Address of proposed allottee
1.

2.

We request that certificates for such Ordinary Shares be sent by post at our risk to us at the first address shown above or to the agent lodging this certificate as mentioned below. We agree that such shares are issued and accepted subject to the articles of association of the Company.

Signature of Warrantholder:

Full name:

Address:

Lodged by: (agent to whom certificate(s) should be sent)

Name of agent:

Address:

Schedule 2
CONDITIONS

1	An accurate register of entitlement to the Warrants will be kept and maintained at all times by the Company at its registered office (“Register”) and there shall be entered in the Register:

1.1	the names and addresses of the persons for the time being entitled to be registered as the holders of the Warrants;

1.2	the number of Warrants held for the time being by every registered holder; and

1.3	the date on which the name of every registered holder is entered in the Register in respect of the Warrants in its name.

2	Any change in the name or address of any Warrantholder shall promptly be notified to the Company which shall cause the Register to be altered accordingly without delay. The Warrantholders or any of them and any person authorised by any Warrantholder shall be at liberty at all reasonable times during office hours request a copy of (certified by a Director as a true copy of the original) and/or to inspect the Register and to take copies of or extracts from it or any part of it.

3	The Company shall be entitled to treat each Warrantholder as the absolute owner of a Warrant and accordingly shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to or interest in a Warrant on the part of any other person, whether or not it shall have express or other notice of such a claim.

4	Each Warrantholder will be recognised by the Company as entitled to the Warrants free from any equity, set-off or cross-claim on the part of the Company against the original or any intermediate holder of the Warrants.

5	Each transfer of a Warrant shall be made by an instrument of transfer in the usual or common form or in any other form which may be approved for the time being by the Company (acting reasonably and without delay).

6	The instrument of transfer of a Warrant shall be executed by or on behalf of the transferor but need not be executed by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the Warrant until the name of the transferee is entered in the Register in respect of the Warrant being transferred.

7	The Directors may decline to recognise any instrument of transfer of a Warrant unless the instrument is deposited at the registered office of the Company accompanied by the Certificate for the Warrant to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The Directors (acting reasonably and without delay) may waive production of any Certificate upon production to them of satisfactory evidence of the loss or destruction of the Certificate together with such indemnity as they may require.

8	No fee shall be charged for any registration of a transfer of a Warrant or for the registration of any other documents which in the opinion of the Directors require registration.

9	The registration of a transfer shall be conclusive evidence of the approval by the Directors of such a transfer.

10	Each Warrantholder shall register with the Company an address in the United Kingdom and an email address to which notices can be sent. If any Warrantholder fails to register an address in the United Kingdom and/or an email address with the Company, the Company shall use all reasonable endeavours to contact the Warrantholder to request it provides such address and email address. If the Warrantholder fails to comply with any such request and/or the Company fails to contact the Warrantholder despite using it reasonable endeavours to do so, notice may be given to that Warrantholder by sending it by personal delivery or prepaid letter by first class (or the equivalent) post to that Warrantholder’s last known registered office or, if none, to its last known registered place of business or residence.

11	Notices and other communications to Warrantholders may be given by personal delivery, prepaid letter by first class (or the equivalent) post or, where an email address has been provided by the Warrantholder to which notices can be sent (but subject always to clause 1.3 of this instrument), email. Notices and other communications to the Company may be given by personal delivery, prepaid letter by first class (or the equivalent) post to its registered office or by email to the address of the Chief Executive Officer, Chief Financial Officer, General Counsel (or equivalent) and/or any director of the Company. In proving service of any notice or other communication sent by post, it shall be sufficient to prove that the envelope containing the notice or other communication was properly addressed and stamped and was deposited in a post box or at the post office.

12	A notice or other communication given pursuant to the provisions of paragraph 11 of this Schedule 2 shall be deemed to have been served:

(a)	at the time of delivery, if delivered personally;

(b)	on the second Business Day following its posting, if sent to an address in the United Kingdom or otherwise on the fifth Business Day following its posting;

(c)	at the time of transmission, if sent by email.

13	All notices and other communications with respect to Warrants standing in the names of joint registered holders shall be given to whichever of such persons is named first in the Register and such notice so given shall be sufficient notice to all the registered holders of such Warrants.

14	Any person who, whether by operation of law, transfer or other means whatsoever, shall become entitled to any Warrant, shall be bound by every notice in respect of such Warrant which, prior to its name and address being entered on the Register, shall have been duly given to the person from which it derives its title to such Warrant.

15	When a given number of days’ notice or notice extending over any other period is required to be given, the day of service shall be included but the day upon which such notice will expire shall not be included in such number of days or other period. The signature to any notice to be given by the Company may be written or printed.

Schedule 3
FULLY DILUTED SHARE CAPITAL OF THE COMPANY IMMEDIATELY PRIOR TO ENTRY INTO THIS INSTRUMENT

[Company to provide]

EXECUTED and DELIVERED as a DEED on behalf of SCANCELL HOLDINGS PLC acting by:

(print name of director)	(signature of director)

(print name of director/secretary)	(signature of director/secretary)